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                                                                     Exhibit 5.1


                                  May 24, 2002


Board of Directors
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098

      Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

      You have requested our opinion as special counsel to Flagstar Bancorp, Inc. (the "Company"), in connection with securities to be offered pursuant to the Prospectus contained in the Registration Statement on Form S-3 to be filed on or about May 24, 2002 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to the registration of 1,650,000 common shares of the Company (the "Stock") in connection with the proposed offer and sale of such Stock by the Hammond family, including Thomas J. Hammond, Chairman of the Board of the Company; Mark T. Hammond, Vice-Chairman of the Board, President and Chief Executive Officer of the Company; Catherine H. Rondeau; and Carrie C. Langdon.

      In rendering this opinion, we understand that the Stock will be offered and sold in the manner described in the Prospectus, which is a part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

      Based upon the foregoing, it is our opinion that the shares of Stock have been, and when issued and sold as contemplated by the Registration Statement, will be, legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the heading "Validity of Common Stock."

                                    Very truly yours,



                                    /s/  Kutak Rock LLP